EXHIBIT 6(e)

SUPPLY AND DISTRIBUTION AGREEMENT

This Supply and Distribution Agreement (“Agreement”), effective as of August 6, 2024 (the “Effective Date”), between MEGOLA, INC, a Nevada State Corporation (“Megola”), having its principal place of business at 8891 Brighton Lane Ste 108, Bonita Springs, FL 34135, and Kane & McHenry Enterprises, LLC, a Pennsylvania Corporation (“Distributor”), having its principal place of business at 4660 Elizabeth Street, Coraopolis, PA 15108, grants Distributor rights to market and sell certain Megola products in accordance with the terms of this Agreement.

Background

Megola and Distributor (the “Parties”) desire to enter into this Agreement whereby, upon the Effective Date, Megola will grant Distributor distribution rights within the Territory for the included products set forth in Appendix B, as amended from time-to-time (individually, a “Product,” together the “Products”) in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

Agreement

1.0	Definitions.

	1.1	“Customer” means any purchaser of any Product directly from Distributor or one of its sub-distributors in the Territory.

	1.2	“End User” means any person using a Product acquired from a Customer.

	1.3	“Law” means all local, state, federal, regional, divisional, and/or foreign governmental law (including common law), statute, rule or regulation, reporting requirement, ordinance, order, decree, judgment, consent decree, treaty, and/or regulation that is applicable to a Party and its activities hereunder or with respect hereto.

	1.4	“Mobile Devices” means all mobile and/or handheld electronic devices, including but not limited to mobile phones, tablets, smartwatches, and 2-in-1 laptops.

	1.5	“Territory” means the global market for Mobile Device protection products sold under Distributor’s own brands. Distributor is specifically prohibited from promoting or selling the Products outside of the Territory or selling the Products in bulk liquid form to other manufacturers, unless and except as agreed in writing with Megola.

2.0

Term. This Agreement will continue for a period of Twelve (12) consecutive months from the Effective Date unless it terminates sooner in accordance with the terms of this Agreement. Unless Distributor is in material breach of this Agreement or notifies Megola in writing of its intent not to renew, this Agreement will automatically renew for additional successive twelve (12) month periods. As used herein, “Term” shall refer to both the initial period and any extension thereof.

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3.0	Appointment & Grant of License.

3.1	Appointment. Megola appoints Distributor and Distributor agrees to become a Distributor for Products in the Territory, subject to the terms and conditions in this Agreement. Subject to Distributor’s continued material compliance with the terms and conditions of this Agreement, Megola grants Distributor a nontransferable (except as provided in Section 13.7) non-exclusive right to sell the Products in the Territory, and to market and promote Products to Distributor’s Customers in the Territory during the Term.

3.2	Limitations. Except to the extent the following restriction is prohibited by Law, Distributor will not, for any reason, modify, reverse engineer, disassemble, or decompile the Products, and Distributor will take all commercially reasonable precautions to prevent its Customers from doing the same, including through appropriate agreements and monitoring.

3.3	Business Practices. Distributor will (a) conduct business in a manner that reflects favorably at all times on the Megola Products and Megola’s goodwill and reputation; (b) avoid deceptive, misleading, illegal and unethical practices in connection with marketing and distributing Megola Products; and (c) make no false or misleading representations with regard to Megola or Megola Products.

3.4	Grant of License. Megola hereby grants to Distributor the license to distribute the Products specified in this Agreement, and Megola represents and warrants that it has all necessary licenses, permits, and authorizations to manufacture, market, and sell the Products in the Territory covered by this Agreement. Megola shall be responsible for obtaining and maintaining all necessary intellectual property licenses and permits required for the distribution of the Products, including any patents, trademarks, or copyrights associated with the Products. Megola shall indemnify and hold harmless Distributor against any claims, damages, or losses arising from any failure by Megola to obtain or maintain such licenses and permits.

4.0	Obligations of the Parties.

	4.1	Megola Responsibilities. Megola shall:

		4.1.1	Manufacture the Products, per mutually agreed upon Product Specifications, as defined in Appendix B, and ship them to Distributor designated facilities at Distributor’s cost, or as otherwise mutually agreed by the Parties. If Megola desires to change any specification, and/or performance characteristics and/or formulation or production process for Products supplied to Distributor, Megola must give Distributor thirty (90) days written notice and Distributor must agree to the revised Product Specifications in writing. Distributor retains the right to audit Megola’s production records and conduct site visits for Quality Control purposes, at Distributors own cost, with reasonable notice to Megola.

		4.1.2	Provide the Product pricing to Distributor as set out in Appendix A attached. Anything in this Agreement to the contrary notwithstanding, Megola can change the prices of the Products with 90 days written notice during the Term, if Megola’s costs to provide such Products increase by more than 10%. Information justifying this increase will be provided to Distributor in the written notice, subject to audit by Distributor. Should Distributor not agree to the adjusted price, Distributor may terminate this Agreement.

		4.1.3	Provide the Products toll blended in the United States and shipped to the Distributor originating from a domestic United States facility. If the Parties agree to ship Products from a facility outside the United States, Megola will pay for any applicable import taxes or duties.

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4.2	Distributor Responsibilities. Distributor shall:

	4.2.1	Comply with all regulatory process applicable to the Products for the Territory and ensure compliance with all laws in the Territory.

	4.2.2	Design, coordinate and implement all sales, business development and marketing strategies for the Products in the Territory. Distributor shall provide marketing materials to Megola for prompt review and approval.

	4.2.3	Actively promote the Products in the Territory and striving to meet or surpass established performance targets while also ensuring accurate advertisements and other representations of the Products in the Territory.

	4.2.4	Provide timely and accurate sales forecasts to Megola each calendar quarter.

	4.2.5	Pay all freight costs, taxes, duties, import fees associated with the importation and sale of the Products in the Territory.

4.3	Support Services. Distributor shall provide all support for the Products in the Territory.

4.4	Fees and Payment Terms.

	4.4.1	Megola shall invoice Distributor upon each shipment. Payment for 50% of each order of Products shall be made upon Megola receiving the Purchase Order and the remaining 50% paid within thirty (30) days of the invoice date where invoice date will be the date of shipment. All Payments will be remitted to Megola in US Dollars, at the then current currency conversion rate. Distributor will make all payments by electronic transfer to an account designated by Megola. Payment will be considered late if not received by Megola within thirty-seven (37) days. A late fee equal to 5% APR will be applied to any outstanding late balance.

	4.4.2	Products will be shipped via terms EXWORKS (Incoterms 2010). Delivery and risk of loss will pass to Distributor at point of shipment. Distributor shall pay all applicable freight costs.

	4.4.3	Neither party will be liable for any of the taxes that the other party is legally obligated to pay that arise in connection with this Agreement and all such taxes will be paid by and be the financial responsibility of the party that is legally obligated to pay. If any taxes are required to be withheld in connection with the payments made by Distributor under Laws, then Distributor will deduct such taxes from the amount otherwise owed and pay them to the appropriate taxing authority. Distributor will cooperate with and assist Megola in obtaining tax certificates or other appropriate documentation evidencing such payment; provided, however, that the responsibility for such documentation will remain with Distributor.

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	4.5	Complaints/Claims. Distributor shall immediately advise Megola of any complaints or claims brought or threatened against Distributor with respect to the use or sale of the Products by Distributor or by its Customers or End Users. Distributor shall provide reasonable assistance to Megola in investigating any such complaints or claims. Distributor will give Megola contact information for the Customer and will make commercially reasonable efforts to aid Megola in making contact with the Customer to aid in Complaint or Claim investigation and resolution.

5.0		Representations and Warranties.

	5.1	In addition to any other representations and warranties made elsewhere in this Agreement, Megola hereby represents and warrants that: (i) subject to Distributor’s performance of its obligations as described above, Megola has all necessary rights to offer Distributor the Products as contemplated under in 3.1 and 3.14 above; (ii) to Megola’s knowledge, the Products do not infringe upon any intellectual property or other Proprietary Rights owned by a third party, including without limitation, patents, trademarks, copyrights, trade secrets or publicity rights; (iii) the Products will, at the time of delivery to Distributor, function as designed and will perform in accordance with the Product Specifications in APPENDIX B attached and any Documentation provided by Megola to Distributor with the Products; (iv) Megola will comply with all Laws applicable to it related to this Agreement; and (v) the Products are fit for use with Mobile Devices and designed to protect Mobile Device screens.

	5.2	Distributor represents and warrants that: (i) it is authorized to market, distribute and sell the Products in the Territory; (ii) Distributor’s use and sale of the Products will, at all times, comply with all Laws applicable to it and Customers; and (iii) Distributor will obtain all necessary governmental approvals, certifications, licenses and other authorization required for Distributor to exercise its rights, and perform its obligations, under this Agreement.

	5.3	OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, EACH PARTY ON BEHALF OF ITSELF AND ITS PARENTS, AFFILIATES, SUBCONTRACTORS, AGENTS AND SUPPLIERS, DISCLAIMS ALL WARRANTIES AND DUTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AS TO ANY MATTER WHATSOEVER RELATING TO THE PRODUCTS OR THIS AGREEMENT, INCLUDING THE PRODUCTS AND ANY OTHER INFORMATION OR MATERIALS PROVIDED HEREUNDER, INCLUDING BUT NOT LIMITED TO ANY (IF ANY) IMPLIED WARRANTIES, DUTIES, OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, REASONABLE CARE OR WORKMANLIKE EFFORT, RESULTS, LACK OF NEGLIGENCE, A LACK OF VIRUSES, ACCURACY OR COMPLETENESS OF RESPONSES, WARRANTY OF TITLE, QUIET ENJOYMENT, QUIET POSSESSION, CORRESPONDENCE TO DESCRIPTION, AUTHORITY, OR NON-INFRINGEMENT ALL WITH REGARD TO THE PRODUCTS OR THIS AGREEMENT, INCLUDING THE PRODUCTS AND ANY OTHER INFORMATION OR MATERIALS PROVIDED HEREUNDER.

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6.0	Limitation of Liability.

	6.1	Disclaimer of Consequential Damages. EXCEPT IN RELATION TO SECTION 8 OR A BREACH OF SECTION 10 or 11, intentional misconduct or fraud, or a party’s GROSS negligence, IN NO EVENT SHALL MEGOLA OR DISTRIBUTOR BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, ENHANCED, EXEMPLARY AND/OR INDIRECT DAMAGES, INCLUDING, BUT NOT LIMITED TO, THOSE RESULTING FROM LOSS OF USE, DATA, PROFIT, OR BUSINESS, LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES, OR ON ACCOUNT OF EXPENDITURES, INVESTMENTS, LEASES, OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OF THE OTHER PARTY, WHETHER ARISING IN AN ACTION OF CONTRACT, NEGLIGENCE, TORT OR OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

	6.2	Liability Cap. EXCEPT IN RELATION TO AN OBLIGATION UNDER SECTION 8, A BREACH OF SECTION 10 OR 11, INTENTIONAL MISCONDUCT OR FRAUD, A PRODUCT RECALL, OR A PARTY’S GROSS NEGLIGENCE, EACH PARTY’S TOTAL LIABILITY FOR ANY CLAIM CONCERNING THE PRODUCT(S), SERVICES, OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR ANY AND ALL CLAIMS, CAUSES, DAMAGES, AND/OR MATTERS RELATED TO THIS AGREEMENT IN THE AGGREGATE, INCLUDING BUT NOT LIMITED TO A PARTY’S PERFORMANCE AND/OR NONPERFORMANCE PURSUANT TO OR IN ANY WAY RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, OR FOR DAMAGES FOR ANY CAUSES WHATSOEVER AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, NEGLIGENCE, TORT OR ANY OTHER LEGAL THEORY, EXCEED THE TOTAL SUM OF ONE MILLION DOLLARS ($1,000,000 USD). THE LIMITATION ON LIABILITY SET FORTH HEREIN IS CUMULATIVE, WITH ALL PAYMENTS TO A PARTY FOR ANY AND ALL CLAIMS AND/OR DAMAGES UNDER THIS AGREEMENT BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF ONE OR MORE CLAIMS OR SUITS WILL NOT ENLARGE THE LIMIT. THESE LIMITATIONS APPLY TO ALL CAUSES OF ACTION UNDER OR RELATING TO THIS AGREEMENT (CONTRACT, NEGLIGENCE, TORT, OR OTHERWISE).

7.0		Insurance. Within thirty (30) days of execution of the Agreement, and throughout the term of this Agreement, the Parties will provide each other with a certificate of insurance evidencing (i) the name of a reputable insurance company; (ii) the policy number; (iii) mutually agreed upon coverage levels; and (iv) that the parties will receive at least thirty (30) days prior written notice of any cancellation or non-renewal of such coverage. A party must provide the other party written notice of a cancellation or modification of the insurance within forty-eight (48) hours of receipt of notice by the party.

8.0		Indemnification.

	8.1	Distributor’s Indemnification Obligations. Distributor will indemnify and hold harmless Megola and its Affiliates, and their respective directors, officers and employees, from and against any and all third party claims, liabilities, demands, losses, causes of action, damages, settlements, and expenses (including reasonable attorneys' and experts fees) (“Claims”) arising out of or in connection with: (i) advertisements and representations of the Products made by Distributor that do not conform to the Product Specification in Appendix B attached ; (ii) any breach of any warranty or representation made by Distributor hereunder; and (iii) any other claim alleging gross negligence or willful misconduct of Distributor. Distributor's obligation to indemnify and hold Megola harmless will survive the termination of the Agreement. Megola will give Distributor prompt written notice of any such Claim and provide it with reasonable assistance, at Distributor’s reasonable expense, in defense of the Claim. Distributor shall have the right to assume primary control of the defense and settlement of the Claim, provided it does so diligently and to Megola’s reasonable satisfaction; Megola may participate in such defense and settlement at its own cost and expense.

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	8.2	Megola’s Indemnification Obligations. Megola will indemnify and hold harmless Distributor and its Affiliates, and their respective owners, directors, officers, employees, subcontractors and agents from and against any and all Claims arising out of or in connection with: (i) violation by Megola of any third party’s Proprietary Rights; (ii) bodily or personal injury or property damage incurred by any to any third party arising in any way from the Products through no fault of Distributor or its agents; (iii) any breach of any warranty or representation made by Megola hereunder; and (iv) any other claim alleging gross negligence or willful misconduct of Megola. Megola’s obligation to indemnify and hold Distributor harmless will survive the termination of the Agreement. Distributor will give Megola prompt written notice of any such Claim and provide it with reasonable assistance, at Megola’s reasonable expense, in defense of the Claim. Megola shall have the right to assume primary control of the defense and settlement of the Claim, provided Distributor may participate therein at its own cost and expense.

9.0	Termination.

	9.1	Termination for Cause. Unless otherwise stated in this Agreement, either party may, upon written notice, immediately terminate this Agreement at any time in the event that the other party (a) materially defaults or otherwise materially fails to perform any obligation, duty, responsibility or other term or condition of this Agreement, and such default or failure continues uncured for a period of ninety (90) days after such notice; (b) ceases permanently to carry on its present business, except as a result of a bona fide reorganization in the course of which this Agreement is transferred to a successor company of equal or greater financial resources carrying on substantially the same business; (c) makes an assignment for the benefit of creditors; or admits in writing its inability to pay debts as they mature; or a trustee or receiver, or of any substantial part of such party’s assets, is appointed by any court; or a proceeding is instituted by or against such party under any provision of the United States Bankruptcy Code or any other Law affecting the rights of creditors and such proceeding is acquiesced in or is not dismissed within sixty (60) days; or (d) the other party’s continued performance under this Agreement would cause such party to be in violation of (i) any order of any court or regulatory agency having jurisdiction over the other party, or (ii) any Law, statute, ordinance or regulation to which the other party is subject.

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9.2

Effect of Termination for Non-Payment. Megola reserves the right to stop accepting orders and providing new or replacement Products or any on-going Services associated with Products for which Megola has not received payment.

9.3	Effect of Termination for Cause.

9.3.1

Upon termination of this Agreement for any reason other than non-payment, Distributor shall discontinue all further promotion, marketing and sales of Products; provided, that Distributor will be entitled to meet all existing customer commitments for a period of twelve (12) months from the date of termination (“Termination Period”), unless mutually agreed upon by the parties on a Customer-by-Customer basis to extend such period with respect to a given Customer, in accordance with the terms and conditions of this Agreement and, as such, Megola will continue to accept orders during this period for Customers existing during the Termination Period (including Distributor’s continued compliance with its payment obligations hereunder), unless Megola is precluded from continuing business as a result of the reason for termination for cause or legal prohibition (e.g., a Product may not be provided, or a Service may not be performed, because of Law). Payment terms as outlined above will be considered changed to Cash on Delivery (C.O.D.) for all Products as a condition of termination under Section 9.1.

	9.3.2	Upon termination of this Agreement for any reason other than non-payment, Distributor shall have the right to return all Products in merchantable condition and in original packaging for a full refund.

9.4

Effect of Agreement Expiration. Upon the expiration of this Agreement (as opposed to the termination of this Agreement), Distributor shall discontinue all further promotion, marketing and new sales of Products after a 12 month sell down period from the date of expiration.

9.5	General Effects of Agreement Expiration or Termination.

	9.5.1	The parties hereby acknowledge that the termination of this Agreement for whatever cause shall not release the parties to the Agreement from any of the obligations under this Agreement arising prior to the termination.

	9.5.2	Subject to any tail-rights Distributor may have in accordance with Section 9.3, at the request of the disclosing party, or at the latest within thirty (30) days after termination of this Agreement, the receiving party will promptly (a) return to the disclosing party all originals, reproductions, summaries, and other materials in receiving party’s possession or control which contain any trademarks or copyrights, Proprietary Information or property of the receiving party in any form whatsoever; or (b) at disclosing party’s option and request, destroy the same and provide written certification of destruction to Megola. However, both parties may maintain one (1) archival copy of such materials in order to fulfil its duties under any contracts or by reason of compliance obligations or Law.

	9.5.3	Despite any expiration or termination of this Agreement, the provisions in Sections 5 (Representations and Warranties), 6 (Limitation of Liability), 7 (Insurance), 8 (Indemnity), 9 (Obligations upon termination or expiration and Survival), 10 (Proprietary Rights), 11 (Confidentiality), and 13 (General Provisions) shall remain in full force and effect, as shall such definitions and other provisions that by their nature and context would be deemed to survive to give effect to the specifically identified surviving provisions.

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10.0	Proprietary Rights.

	10.1	Except where Megola and Distributor enter into a separate Product Co-development Agreement, Distributor agrees that, as between the parties, Megola owns (collectively, “Megola IP”): (i) the Products, including all technology relating to the design, manufacture, operation or service of the Products; (ii) all modifications, improvements, enhancements, and derivative works thereof made by, for or on behalf of either party during the course of this Agreement (the “Megola Improvements”); and (iii) all intellectual property rights in and to any of the foregoing. The use by Distributor of any of these property rights is authorized only for the purpose herein set forth.

	10.2	Obligation to Protect. Distributor and Megola will each use reasonable efforts to protect the other party's Proprietary Rights and at the Proprietary Rights owner’s expense reasonably to cooperate in each other's efforts to protect its Proprietary Rights. Each party will notify the other party of any known or suspected violation of the other party's Proprietary Rights. Each party agrees that the other party's products, trademarks, trade names, logos and designations have a valuable reputation and goodwill that belong exclusively to the owner of such marks and products.

	10.3	Definition. As used in this Agreement, “Proprietary Rights” means all ownership, intellectual property, and other rights of an individual or entity.

11.0	Confidentiality.

	11.1	Protection of Proprietary Information. Both parties acknowledge that in the course of performing its obligations hereunder, it will receive information which is confidential or proprietary to the other. Each party shall not use or disclose the other party’s Proprietary Information except as absolutely necessary to accomplish the objectives contemplated herein, and shall not disclose such Proprietary Information to any third party except to employees with a need to know and who participate directly in the performance of the receiving party’s obligations hereunder and disclosures to such employees shall be subject to such employees being bound by written obligations of confidentiality and non-use with the respect to the other party’s Proprietary Information that are at least as restrictive as the provisions of this Section 11. It being understood that Distributor shall not use or disclose Megola’s Proprietary Information in order to develop Products that directly or indirectly compete with the Megola Products. Each party shall protect and safeguard the Proprietary Information of the other party using at least the same degree of care such party uses to protect its own confidential information of like importance, which in any event shall be at least industry standard levels of protection as appropriate for the nature of the Proprietary Information.

	11.2	Press Releases: Both parties herein agree that prior to any press release pertaining to any aspect of this Agreement (“Press Release”) being released into the public domain each party has a right of edit on the content pertaining to themselves in the other parties press release and in any event must give their written approval (not to be unreasonably withheld) before the any such Press Release is issued.

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	11.3	Proprietary Information Defined. For purposes of this Agreement, Proprietary Information includes any information and data that is not publicly available, that is used, created, or acquired by a party during the course of its operations, and that is, or should be reasonably understood to be, confidential or proprietary to the disclosing party, which may include, without limitation, information relating to proprietary technical, financial, personnel, marketing, pricing, sales, customer lists, suppliers and/or commercial information with respect to the products (including Products) and services of the parties, as well as ideas, concepts, designs, computer programs (including source code, object code and APIs) and inventions and all record bearing media containing or disclosing such Proprietary Information which are disclosed pursuant to this Agreement. Information shall no longer be deemed Proprietary Information for purposes of this Agreement when such information: (i) becomes publicly available through no fault of the receiving party; (ii) becomes generally known within the industry; or (iii) the information is the subject of a Required Disclosure under Section 11.4.

	11.4	Permitted Disclosure. Nothing in this Agreement shall prohibit the receiving party from disclosing Proprietary Information of the disclosing party if legally required to do so by judicial or governmental order or in a judicial or governmental proceeding (“Required Disclosure”); provided that the receiving party shall: (i) give the disclosing party reasonable notice of such required disclosure prior to disclosure; (ii) cooperate with the disclosing party in the event that it elects to contest such disclosure or seek a protective order with respect thereto; and (iii) in any event only disclose the exact Proprietary Information, or portion thereof, specifically requested by the Required Disclosure. Furthermore, the parties may disclose Proprietary Information to their legal counsel who are under an obligation of confidentiality.

	11.5	Remedies. Each party agrees that disclosure or use of Proprietary Information in violation of this Agreement could cause irreparable harm for which monetary damages may be difficult to ascertain or an inadequate remedy. Each party has the right, in addition to any other rights and remedies, to seek injunctive relief for any threatened or actual violation of this Agreement, without any requirement to post bond or provide similar security.

12.0	Force Majeure.

Neither Megola nor Distributor shall be liable for any delay or failure in performance arising out of acts or events beyond its reasonable control, including, but not limited to, pandemics, fires, labor disputes, embargoes, requirements imposed by government regulation, civil or military authorities, judicial decisions, acts of God, or by the public enemy.

13.0	General Provisions.

	13.1	Distributor Customer Agreements. All agreements pursuant to which Distributor permits sub-distributors to procure and market, sell or distribute Products will include provisions at least as protective of Megola as those set forth in this Agreement. Distributor will have sole responsibility for each such sub-distributor, and ensure compliance with the terms and conditions of the arrangements between Distributor and Megola (including this Agreement and the Appendices hereto). Distributor will be responsible for billing and collections to its Customers, if any.

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13.2

Complete Agreement. As used herein, the term “Agreement” means this Distributor Agreement and all Appendices, Statements of Work and other attachments to the Distributor Agreement. This Agreement supersedes all pre-existing agreements or arrangements, if any, between the parties relating to the purchase, sale, licensing, sublicensing or distribution by Distributor of the Products, including any purchase order terms and conditions submitted by Distributor. This Agreement can only be modified by a writing that specifically references this Agreement and that is signed by an authorized representative of each party. This Agreement shall not be supplemented or modified by any course of dealing or trade usage.

13.3

Notices. All notices and communications between the parties shall be in writing and sent by (i) certified mail, return receipt requested, (ii) overnight courier or (iii) by email to the email addresses set forth below (with original to follow) to addresses set forth above (addressed to the President of each company) or to such other addresses of which notice has been given, and shall be deemed given when received.

Distributor Email Address: lee.terkel@cellhelmet.com

Megola Email Address: bob@megolacorp.com

13.4

No Waiver. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect, in any way, the full rights to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

13.5	Governing Law and Dispute Resolution.

	13.5.1	This Agreement shall be governed by and construed in accordance with the Laws of the State of Nevada (USA), without reference to its conflict of Law rules. The rights and obligations of the parties under this Agreement shall not be governed by the provisions of the 1980 U. N. Convention on Contracts for the Sale of Goods.

	13.5.2	If any controversy or claim arises relating to this Agreement, the parties will attempt in good faith to negotiate a solution to their differences, including progressively escalating any controversy or claim through senior levels of management. If negotiation does not result in a resolution within sixty (60) days of the date when one party first notifies the other of the controversy or claim, either party may pursue any legal relief to which it may be entitled.

	13.5.3	In any action to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the parties will bear their own costs, including attorneys’ fees.

	13.5.4	WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY ATTACHMENTS TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED THEREBY.

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13.6	No Agency. Except as specifically described, this Agreement does not constitute either party as an agent, employee or representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express, or implied, on behalf of, or in the name of, the other party.

13.7	Assignment. No party may assign or transfer any of its rights or obligations hereunder without the prior written consent of the other party, which consent will not be unreasonably withheld, except that either party may, upon notice, assign this Agreement to an affiliate as part of a corporate restructuring or to an entity that acquires or merges with the party, or acquires all or substantially all of the party’s assets or ownership interests. Any such assignee must first agree in writing to be bound by the terms hereunder as if a party hereto. Nothing in this Agreement, express or implied, is intended to confer on any person or entity, other than the parties or their respective successors and permitted assigns, any benefits, rights or remedies. If either Party’s assignee does not agree to be bound by this Agreement, the other Party will have a First Right of Purchase at market rates of the applicable technology or line of business.

13.8	Partial Invalidity. If any provision of this Agreement is determined to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, then to the extent necessary to make such provision and/or this Agreement legal, valid or otherwise enforceable, such provision shall be limited, construed or severed and deleted from this Agreement, and the remaining portion of such provision and the remaining other provisions hereof shall survive, remain in full force and effect and continue to be binding, and shall be interpreted to give effect to the intention of the Parties hereto insofar as that is possible.

13.9	Counterparts. This Agreement may be signed by each party in separate counterparts and shall constitute one fully executed agreement upon execution by Megola and Distributor.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on dates set forth below, to become effective as of the Effective Date.

MEGOLA, INC.		Kane & McHenry Enterprises, LLC

BY:	/s/ Robert Gardiner	BY:	/s/ Lee Terkel

NAME:	Robert Gardiner	NAME:	Lee Terkel

TITLE:	CEO	TITLE:	Executive VP

DATE:	August 6,2024	DATE:	8/7/224

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APPENDIX A – PRODUCT PRICING

Product	Size	Price

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APPENDIX B – PRODUCT LIST AND SPECIFICATIONS

Phone PROTECT-2

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